Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John S. Kaufman, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES THIRD QUARTER 2022 EARNINGS

Highlights:

Net Income:	$10.5 million
Revenue:	$24.4 million for Q3 2022
Total Assets:	$1.92 billion, decreased 10.0% over December 31, 2021
Total Loans:	$1.68 billion, increased 13.1% over December 31, 2021
Total Deposits:	$1.54 billion, decreased 13.2% over December 31, 2021

WASHINGTON TOWNSHIP, NJ, October 19, 2022 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended September 30, 2022.
Highlights for the three and nine months ended September 30, 2022:
•Net income available to common shareholders was $10.53 million, or $0.88 per basic common share and $0.87 per diluted common share, for the three months ended September 30, 2022, an increase of $39.0 thousand, or 0.4%, compared to net income available to common shareholders of $10.49 million, or $0.88 per basic common share and $0.87 per diluted common share, for the same quarter in 2021. The increase is primarily driven by higher net interest income, partially offset by an increase in the provision for loan losses and higher non-interest expense.

•Net interest income increased 10.4% to $19.3 million for the three months ended September 30, 2022, compared to $17.5 million for the same period in 2021.

•Provision for loan losses increased $600.0 thousand for the three months ended September 30, 2022. There was no provision for loan losses recorded for the same period in 2021.

•Non-interest income decreased $167.0 thousand, or 7.6%, to $2.0 million for the three months ended September 30, 2022, compared to $2.2 million for the same period in 2021.

•Non-interest expense increased $864.0 thousand, or 15.9%, to $6.3 million for the three months ended September 30, 2022, compared to $5.4 million for the same period in 2021.

•Net income available to common shareholders was $31.3 million, or $2.63 per basic common share and $2.58 per diluted common share, for the nine months ended September 30, 2022, an increase of $683.0 thousand, or 2.2%, compared to net income available to common shareholders of $30.7 million, or $2.58 per basic common share and $2.53 per diluted common share, for the same period in 2021. The increase is primarily driven by higher net interest income, partially offset by an increase in the provision for loan losses and higher non-interest expense.

•Net interest income increased 3.9% to $54.4 million for the nine months ended September 30, 2022, compared to $52.4 million for the same period in 2021.

•Provision for loan losses increased $450.0 thousand to $950.0 thousand for the nine months ended September 30, 2022, compared to $500.0 thousand for the same period in 2021.

•Non-interest expense increased $765.0 thousand, or 4.5%, to $17.7 million, for the nine months ended September 30, 2022, compared to $16.9 million for the same period in 2021.

The following is a recap of the significant items that impacted the three and nine months ended September 30, 2022:
Interest income increased $1.8 million for the third quarter of 2022 compared to the same period in 2021, primarily due to an increase in interest earned on average deposits held at the Federal Reserve Bank ("FRB") of $1.1 million to $1.3 million, attributable to higher interest rates. Additionally, interest and fees on loans increased $643.0 thousand to $20.9 million due to higher average outstanding loan balances. For the nine months ended September 30, 2022, interest income decreased $27.0 thousand from the same period in 2021, primarily driven by a decrease in interest and fees on loans of $2.0 million due to a decrease in fees earned on early loan payoffs, as well as a decrease in fees earned from the Paycheck Protection Program ("PPP"). The decrease in interest and fees on loans was partially offset by an increase in interest earned on average deposits held at the FRB of $2.0 million due to higher interest rates paid on deposits.

Interest expense decreased $57.0 thousand for the three months ended September 30, 2022, compared to the same period in 2021, primarily due to lower outstanding deposit balances. For the nine months ended September 30, 2022, interest expense decreased $2.1 million, driven by lower outstanding deposit and borrowing balances.

The provision for loan losses increased $600.0 thousand for the three months ended September 30, 2022, compared to the same period in 2021, as a result of an increase in loan balances. For the nine months ended September 30, 2022, the provision for loans losses increased $450.0 thousand from the same period in 2021 due to an increase in loan balances.

Non-interest income decreased $167.0 thousand for the three months ended September 30, 2022 compared to the same period in 2021, primarily as a result of a decrease in service fees on deposit accounts. For the nine months ended September 30, 2022, non-interest income increased $53.0 thousand, primarily driven by an increase of $277.0 thousand in net gain on sale and valuation adjustment of OREO, a $140.0 thousand increase in other loan fees, and a $134.0 thousand increase in other income, partially offset by a $411.0 decrease in service fees on deposit accounts. The decrease in service fees on deposit accounts was primarily attributable to a decrease in service fees from deposit accounts related to our cannabis related businesses.

Non-interest expense increased $864.0 thousand for the three months ended September 30, 2022 compared to the same period in 2021, primarily driven by an increase in compensation and benefits of $538.0 thousand, an increase in other operating expense of $457.0 thousand, and an increase in OREO expense of $242.0 thousand, partially offset by a decrease in professional services of $419.0 thousand. For the nine months ended September 30, 2022, non-interest expense increased $765.0 thousand, mainly due to an increase in other operating expense of $931.0 thousand, an increase in compensation and benefits of $604.0 thousand, and an increase in OREO expense of $205.0 thousand, partially offset by a decrease in professional services of $1.1 million. The increase in other operating expense was primarily driven by a $573.0 thousand increase in Pennsylvania shares tax, and a $233.0 thousand increase in other loan expense. The increase in compensation and benefits was primarily due to a $573.0 thousand increase in salaries, and a $309.0 thousand increase in pension cost; partially offset by a $374.0 thousand increase in deferred loan origination expenses. The decrease in professional services was mainly due to the prior year remediation efforts related to our Bank Secrecy Act (BSA) compliance.

Income tax expense increased $187.0 thousand for the third quarter 2022 and $403.0 thousand for the nine months ended September 30, 2022, respectively, compared to the same periods in 2021. The effective tax rate for the three and nine months ended September 30, 2022 was 27.0% and 25.9%, respectively, compared to 26.0% and 25.5% for the same periods in 2021.

September 30, 2022 discussion of financial condition
•Total assets decreased to $1.92 billion at September 30, 2022, from $2.14 billion at December 31, 2021, a decrease of $213.2 million, or 10.0%, primarily due to a decrease in cash and cash equivalents, partially offset by an increase in loans receivable.
•Cash and cash equivalents totaled $193.3 million at September 30, 2022, as compared to $596.6 million at December 31, 2021. The decrease in cash and cash equivalents was due to a decrease in deposits, as well as an increase in loans receivable.
•The investment securities portfolio decreased to $19.4 million at September 30, 2022, from $23.3 million at December 31, 2021, a decrease of $3.9 million, or 16.8%, primarily due to pay downs of securities as well as lower security valuations due to an increase in market interest rates.
•Gross loans increased to $1.68 billion at September 30, 2022, from $1.48 billion at December 31, 2021, an increase of $194.5 million or 13.1%.
•Nonperforming loans at September 30, 2022 increased to $16.9 million, representing 1.01% of total loans, an increase of $12.6 million, from $4.3 million of nonperforming loans at December 31, 2021. The increase was driven by two commercial real estate ("CRE") non-owner occupied loans that migrated to nonperforming during the quarter ended September 30, 2022. OREO at September 30, 2022 was $1.9 million, compared to $1.7 million at December 31, 2021. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.98% and 0.28% of total assets at September 30, 2022 and December 31, 2021, respectively. Loans past due 30 to 89 days was $85.0 thousand at September 30, 2022, an decrease of $344.0 thousand from December 31, 2021.
•The allowance for loan losses was $31.0 million at September 30, 2022, as compared to $29.8 million at December 31, 2021. The ratio of the allowance for loan losses to total loans was 1.85% and 2.01% at September 30, 2022 and at December 31, 2021, respectively. The ratio of allowance for loan losses to non-performing loans was 183.2% at September 30, 2022, compared to 692.8%, at December 31, 2021.
•Total deposits were $1.54 billion at September 30, 2022, down from $1.77 billion at December 31, 2021, a decrease of $233.2 million or 13.2% compared to December 31, 2021. The decrease in deposits was attributed to a decrease in non-interest demand deposits of $160.0 million, and time deposits of $77.0 million, partially offset by an increase in savings deposits of $9.8 million.

•Total borrowings decreased $4.9 million during the nine months ended September 30, 2022, to $116.0 million at September 30, 2022 from $120.9 million at December 31, 2021, driven by a $5.0 million Federal Home Loan Bank of New York ("FHLBNY") advance paydown.
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•Total equity increased to $257.3 million at September 30, 2022, up from $232.4 million at December 31, 2021, an increase of $25.0 million, or 10.7%, primarily due to the retention of earnings, partially offset by the payment of $6.0 million of cash dividends.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"The Federal Reserve Bank ("FRB") continues their unprecedented fight against inflation, the worst in over 40 years, by already raising interest rates by 300 basis points in 2022. Based on the most recent inflation report, they will most likely increase the rates by an additional 75 to 100 basis points by the end of 2022. Comments from the FRB also indicate the likelihood of interest rate increases in the first quarter of 2023. The FRB's comments included the very possibility that the continued increase in interest rates could push the country into a recession. Based on the standard definition, two consecutive quarters of negative growth, we believe the Country is already in a recession."

"Parke Bank had good third quarter earnings of $10.5 million, or $0.88 cents per common share, in line with the same period in 2021. Nine month earnings for 2022 are $31.3 million, 2.2% higher than the same period in 2021. The challenging economy warranted adding $600.0 thousand to the provision for loan losses during the three months ended September 30, 2022, compared to no provision in the same period in 2021. Total assets decreased from year end 2021 primarily due to a decrease in deposits. During 2022, there has been a decrease in our deposit base, including a decrease in our cannabis based deposits, primarily due to increased competition in the cannabis banking industry, although the number of our relationships and accounts have remained consistent. As challenges in the economy continue, and possibly worsen, individuals and businesses will need to use more of their cash deposits to meet their obligations, which also has an effect on our deposit base."
"Our loan portfolio grew 13.1% to $1.68 billion from year end 2021. There has been an increase in loan activity in spite of rising interest rates. We continue to carefully monitor this growth as there are reports indicating a decrease in new home sales, which can be a precursor to a real estate market downturn. Higher interest rates can also challenge debt coverage ratios for income producing properties."
"This isn’t the first challenging economy that Parke Bank has faced, and unfortunately, probably not the last. We believe we are well positioned with strong capital and a diversified loan portfolio to meet these current challenges head on."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to ensure our Company continues to have strong loan loss reserves; our ability to ensure that our loan loss provision is well positioned for the future as the COVID-19 pandemic continues; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp, Inc. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
	(Amounts in thousands)
Assets
Cash and cash equivalents	$193,344	$596,553
Investment securities	19,365	23,269
Loans, net of unearned income	1,679,357	1,484,847
Less: Allowance for loan losses	(30,989)	(29,845)
Net loans	1,648,368	1,455,002
Premises and equipment, net	6,008	6,265
Bank owned life insurance (BOLI)	28,001	27,577
Other assets	28,146	27,779
Total assets	$1,923,232	$2,136,445

Liabilities and Equity

Non-interest bearing deposits	$393,853	$553,810
Interest bearing deposits	1,141,376	1,214,600
FHLBNY borrowings	73,150	78,150
Subordinated debentures	42,874	42,732
Other liabilities	14,651	14,792
Total liabilities	1,665,904	1,904,084

Total shareholders’ equity	257,328	232,361
Total equity	257,328	232,361

Total liabilities and equity	$1,923,232	$2,136,445

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
	(Amounts in thousands, except share data)
Interest income:
Interest and fees on loans	$20,854	$20,211	$59,511	$61,502
Interest and dividends on investments	194	170	565	552
Interest on deposits with banks	1,290	199	2,404	453
Total interest income	22,338	20,580	62,480	62,507
Interest expense:
Interest on deposits	2,284	2,356	5,893	7,654
Interest on borrowings	758	743	2,176	2,482
Total interest expense	3,042	3,099	8,069	10,136
Net interest income	19,296	17,481	54,411	52,371
Provision for loan losses	600	—	950	500
Net interest income after provision for loan losses	18,696	17,481	53,461	51,871
Non-interest income
Service fees on deposit accounts	1,133	1,350	3,762	4,173
Gain on sale of SBA loans	76	56	98	180
Other loan fees	422	403	1,138	998
Bank owned life insurance income	144	146	424	429
Net gain on sale and valuation adjustment of OREO	—	—	328	51
Other	253	240	827	693
Total non-interest income	2,028	2,195	6,577	6,524
Non-interest expense
Compensation and benefits	2,819	2,281	7,964	7,360
Professional services	578	998	1,670	2,740
Occupancy and equipment	621	623	1,891	1,773
Data processing	348	303	985	986
FDIC insurance and other assessments	265	261	811	833
OREO expense	314	72	404	199
Other operating expense	1,347	890	3,957	3,026
Total non-interest expense	6,292	5,428	17,682	16,917
Income before income tax expense	14,432	14,248	42,356	41,478
Income tax expense	3,892	3,705	10,987	10,584
Net income attributable to Company and noncontrolling interest	10,540	10,543	31,369	30,894
Less: Net income attributable to noncontrolling interest	—	(42)	—	(207)
Net income attributable to Company	10,540	10,501	31,369	30,687
Less: Preferred stock dividend	(7)	(7)	(20)	(21)
Net income available to common shareholders	$10,533	$10,494	$31,349	$30,666
Earnings per common share
Basic	$0.88	$0.88	$2.63	$2.58
Diluted	$0.87	$0.87	$2.58	$2.53
Weighted average common shares outstanding
Basic	11,919,472	11,893,323	11,913,085	11,885,709
Diluted	12,170,144	12,125,628	12,178,572	12,115,389

Table 3: Operating Ratios

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Return on average assets*	2.16%	2.01%	2.09%	1.96%
Return on average common equity	16.44%	18.85%	17.06%	19.27%
Interest rate spread	3.67%	3.11%	3.37%	3.08%
Net interest margin	4.00%	3.41%	3.66%	3.37%
Efficiency ratio	29.51%	27.59%	28.99%	28.72%
* Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	September 30,	December 31,
	2022	2021
	(Amounts in thousands except ratio data)
Allowance for loan losses	$30,989	$29,845
Allowance for loan losses to total loans	1.85%	2.01%
Allowance for loan losses to non-accrual loans	183.23%	692.78%
Non-accrual loans	$16,913	$4,308
OREO	$1,922	$1,654